CORPORATE INFORMATION

DIRECTORS

J. Ward McConnell, Jr. Executive Chairman of the Board of Directors Private Investor	Fred W. Krahmer President of Krahmer & Nielsen, PA Vice Chair, Profinium Financial, Inc.

David R. Castle Chairman of the Audit Committee Chairman of Compensation & Stock Option Committee	James Lynch President of Rydell Enterprises, LLC Secretary of Rydell Development, LLC President of San Fernando Valley Automotive Group, LLC

Thomas E. Buffamante Director of Buffamante WhippleButtafaro, P.C	Douglas McClellan President of Filtration Unlimited

Marc H. McConnell
Executive Vice Chairman of the Board of Directors
President of Babcock Co., Inc.
President of Bauer Corporation
President of Adamson Global Technology Corporation
Director of Mountain Aircraft Services, Inc.
Director of Farm Equipment Manufacturers Association
President of American Ladder Institute

OFFICERS

Carrie L. Majeski President, Chief Executive Officer and Principal Financial Officer

Amber J. Murra, CPA Director of Finance

ART’S-WAY MANUFACTURING

Kent C. Kollasch Manager of Information Service	Donald R. Leach Manager of Purchasing

Gene L. Tonne Manager of Manufacturing	Thomas W. Spisak Manager of Engineering

Kevin R. Zahrt Manager of Sales

ART’S-WAY VESSELS
Patrick M. O’Neill General Manager

ART’S-WAY SCIENTIFIC
Dan Palmer Sales Manager	John Fuelling Production Manager

CORPORATE INFORMATION

Principal Office 5556 Highway 9 West P.O. Box 288 Armstrong, Iowa 50514-0288	Transfer Agent American Stock Transfer & Trust Company New York, New York

Registered Office The Corporation Trust Co. 1209 Orange Street Wilmington, Delaware	Stock Information Carrie L. Majeski (712) 864-3131

Auditors Eide Bailly, LLP Minneapolis, Minnesota	Trading Information NASDAQ Capital Market NASDAQ symbol: ARTW